Exhibit 10.8

John R. Simon Senior Vice President Human Resources	One Market, Spear Tower Suite 2400 San Francisco, CA 94105

April 29, 2011

Nick Stavropoulos

1 Woodbury Lane

Natick, MA 01760

Dear Nick:

I am pleased to offer you the position of Executive Vice President, Gas Operations, of Pacific Gas and Electric Company, reporting to Chris Johns, President. The terms of this offer, and your hire, have been approved by the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company. We are planning a start date of June 13, 2011.

Your total annual compensation package will consist of the following:

1.	An annual base salary of $525,000 ($43,750/month) subject to ordinary withholdings.

2.

A one time sign on bonus of $150,000, which at your option will be paid either a) on your first payroll check, subject to ordinary withholdings or b) deposited to a deferred compensation account (Under the SRSP referenced below) in your behalf. Please let us know which you prefer. Should you decide to resign from the Company within two years of your start date, you will repay the Company this sign on bonus, on a prorated basis.

3.

You are eligible to participate in the company’s Short-Term Incentive Plan (STIP) with a target participation rate of 55% percent of your eligible earnings (i.e., base salary) received during the plan year. You must be on PG&E’s active payroll as of October 1 to be eligible for a payout for that year. The STIP is an at-risk component of pay that rewards employees annually, and is tied to company and individual performance. Thus, STIP awards are not guaranteed. The Compensation Committee retains full discretion to determine and award STIP payments to PG&E employees.

4.

You are eligible to receive a new hire award under PG&E Corporation’s Long-Term Incentive Plan (LTIP). Your initial LTIP award will consist of 50 percent restricted stock units that vest over a four-year period, and 50 percent performance shares that vest at the end of a three year performance period. (The value of the performance shares will be determined at the end of the performance period based on the performance of PG&E Corporation stock relative to a group of twelve comparable companies). The date of your LTIP award will occur on the later of your hire date or the date your award is approved by the Compensation Committee; however if your award date occurs during a “trading blackout” period, then the award date will be the first business day after the trading blackout ends.

Your LTIP award will have an initial value of $1,200,000. This value is used for the purpose of determining the number of units of your award. The ultimate value that you realize through the LTIP will depend on your employment status and the performance of PG&E Corporation common stock. You will receive additional details on the LTIP at the time of your award.

5.

You will also receive an additional one-time LTIP award with an initial value of $750,000. This award will be comprised of all restricted stock units. 50 percent of the award will vest on the first anniversary of the grant date, and 50 percent will vest on the second anniversary of the grant date. The date of your LTIP award will occur on the later of your hire date or the date your award is approved by the Compensation Committee; however if your award date occurs during a “trading blackout” period, then the award date will be the first business day after the trading blackout ends.

6.

As an employee, you also will be eligible for additional LTIP awards, which typically are granted in March of each year. These LTIP awards consist of an equal number of restricted stock units (which also vest over a four-year period, with a larger percentage vesting in the 4th year) and performance shares (the value of which will be determined in the same way mentioned above). The Compensation Committee retains full discretion as to the approval of LTIP award form, amounts, and terms.

7.

Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan. You will be eligible to contribute as much as 50% of your salary on either a pre-tax or after-tax basis. We will match contributions up to 6% of your salary at 75 cents on each dollar contributed. All of the above contributions are subject to the applicable legal limits.

With respect to benefits at retirement, conditioned upon meeting plan requirements, you also will be eligible for retirement benefits under the Company’s retirement (pension), post-retirement life insurance and retiree medical plans.

8.

Participation in the PG&E Corporation Supplemental Executive Retirement Plan (SERP). The basic benefit payable from the SERP at retirement is a monthly annuity equal to the product of 1.7% x (average of the three highest years’ combination of salary and annual incentive for the last ten years of service) x years of credited service x 1/12. This benefit will be offset by benefits provided under the qualified retirement plan.

9.

Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis. The Company will provide you with full matching contributions that cannot be provided through the RSP due to IRS limitations imposed on highly compensated employees.

10.

An annual vacation allotment of four weeks, subject to future increases based on length of service. For your first year, the vacation allotment will be prorated based on your date of hire. In addition, Pacific Gas and Electric Company recognizes ten paid company holidays and provides three floating holidays and two weeks of sick leave immediately upon hire.

11.

An annual perquisite allowance of $25,000 to be used in lieu of individual authorizations for cars and memberships in clubs and civic organizations. Because your start date is before June 30, you will receive 100% of this amount for your first year.

12.

Participation in PG&E’s health benefits program which permits you to select coverage tailored to your personal needs and circumstances. The benefits you elect will be effective the first of the month following the date of your hire and upon receipt of completed enrollment forms.

13.

Participation in the Employee Discount program after six months of continuous service following your date of hire. The program offers participants a 25% discount on electricity and gas rates for their primary residence. In order to receive this benefit, you must (a) live within Pacific Gas and Electric Company’s service territory and (b) have the service in your name at your primary residence.

14.

Our employment offer also includes a comprehensive executive relocation package. The major components include reimbursement of the costs associated with the sale and purchase of your principal residence, the move of your household goods, two house hunting trips, temporary living expenses and a final trip to San Francisco. We’ve agreed to extend your temporary housing in San Francisco for up to 12 months, if you need it. Some of our relocation benefits may constitute additional income to you and are subject to personal income tax. Our director of relocation Denise Nicco is dedicated to help.

Additionally, we will provide an annual payment of $100,000 for 3 years, to assist in the transition to higher housing costs. The payment will coincide with the first mortgage payment.

The subsidy is considered income and will be subject to all appropriate withholding taxes. The taxes are your responsibility.

Before your start date you will need to pass a standard drug analysis test. We will also need to verify your eligibility to work in the United States based on applicable immigration laws.

Nick, we look forward to you joining our team. You will be a fantastic executive here.

Sincerely,

John Simon Sr. Vice President, Human Resources

Please acknowledge your acceptance of this offer and the terms of this letter by signing the original, providing the information requested, and returning it to me. It is important to note that you will be an employee-at-will. This means that either you or PG&E Corporation may end your employment at any time, with or without cause, and with or without notice.

NICKOLAS STAVROPOULOS	June 13, 2011
Signature	Date

xxx-xx-xxxx	3-11-1958
Social Security No.	Date of Birth